Exhibit 10.60

AMYRIS, INC. 2018 CASH BONUS PLAN

The Amyris, Inc. (the “Company”) 2018 cash bonus plan provides the following structure for executives, including the Company’s chief executive officer, chief financial officer and other current named executive officers (the “Bonus Plan”):

•	General Structure. The Bonus Plan provides for funding and payout of cash bonus awards based on quarterly and annual performance during 2018. The total potential funding of the Bonus Plan for each bonus period is based on the Company’s performance under certain metrics set by the Leadership Development and Compensation Committee (the “Committee”) of the Board of Directors of the Company for each quarter and for the year. Payouts under the Bonus Plan would occur following a review of the Company’s results and performance for each quarter and for the year and the executive officers’ individual performance results at the end of the year.

•	Funding Target Levels and Performance Metrics. The total funding possible under the Bonus Plan is based on a cash value (the “Target Bonus Fund”) determined by the executive officers’ target bonus levels. Target bonus levels for the Company’s executive officers vary by officer, but are generally set between 40% and 100% of annual base salary. The aggregate amount of these target bonuses are the basis for the total funding of the Bonus Plan. The quarterly and annual funding of the Bonus Plan is based on achievement of the following Company performance metrics for each quarter during 2018 (as determined by the Committee and, in the case of quarterly funding, as applicable for the quarter based on the Company’s operating plan): GAAP revenue (weighted 50%) and gross margin (weighted 50%). For each quarterly period and for the annual period of the Bonus Plan, “threshold,” “target” and “superior” performance levels are set for each performance metric, which performance levels are intended to capture the relative difficulty of achievement of that metric.

•	Funding Calculation. For each of the four quarterly periods of the Bonus Plan, the Bonus Plan allocates 12.5% of the total Target Bonus Fund. For the annual period of the Bonus Plan, the Bonus Plan allocates 50% of the total Target Bonus Fund. Funding is based on the weighted average achievement of the performance metrics that achieve at least the “threshold” performance level for a given Bonus Plan period. If the Company does not achieve at least a 70% weighted average achievement level of the performance metrics described above for a given Bonus Plan period (“funding threshold level”), no funding would occur under the Bonus Plan for such period. If the Company achieves the funding threshold level, 70% funding would occur. For a weighted average achievement between the funding threshold level and “target” level, a pro rata increase in funding would occur up to 100% of the Target Bonus Fund allocated to such period. For weighted average achievement above the target level, an increase in funding of 1.67% for every 1% above target performance would occur up to 150% of the Target Bonus Fund for the applicable period. In addition, funding for the annual period of the Bonus Plan is subject to further adjustment based on the Company’s achievement of a target for 2018 earnings before interest, tax, depreciation and amortization (“EBITDA”), which, if the EBITDA target is exceeded, would increase the funding for the annual period of the Bonus Plan by 20% or, if the EBITDA target is not met, would reduce the funding for the annual period of the Bonus Plan by 20%. If the Company achieves exactly the EBITDA target, no change to the funding for the annual period of the Bonus Plan would occur.

•	Payouts. Any payouts for the quarterly periods of the Bonus Plan would be the same as the funded level based on Company performance (provided the recipient meets eligibility requirements), subject to the final discretion of the Committee. Payouts for the annual period of the Bonus Plan would be made from the aggregate funded amount in the discretion of the Committee based on Company and individual performance, and could range from 0% to 200% of an individual’s funded amount for the annual bonus period.